Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:            Leanne Wandoff

(248) 433-4542

Email: leanne.wandoff@pultegroup.com

Jim Zeumer

(248) 433-4502

Email: jim.zeumer@pultegroup.com

PulteGroup Elects AvalonBay Chairman Bryce Blair to Board of Directors

BLOOMFIELD HILLS, Mich. — July 6, 2011 — PulteGroup (NYSE: PHM) today announced the election of Bryce Blair to its Board of Directors. As a member of the Board, Blair will join the compensation and management development, and finance committees.

Blair, 52, has more than 30 years experience in real estate development and investment. He has been with AvalonBay Communities, Inc. since 1993, holding a number of senior leadership positions including president, chief operating officer as well as his most recent position of chairman and CEO. AvalonBay announced recently that Blair will retire from his role as CEO at the end of 2011. AvalonBay is a publicly traded multifamily real estate investment trust focused on the development, investment and management of apartment communities through select U.S. markets. Prior to AvalonBay, Blair was a partner with Trammel Crow Residential.

Blair also serves as the chairman of the National Association of Real Estate Investment Trusts, where he is a member of the executive committee and board of governors, and as trustee and past chair of the multi-family council for the Urban Land Institute.

“Bryce is a highly regarded executive in the real estate industry, whose knowledge of the real estate market will be a valuable resource to our company,” said PulteGroup Chairman, President and CEO Richard J. Dugas, Jr. “Additionally, his experience of operating successfully in different geographies and market conditions are important as we work to deliver consistent profitability and improved shareholder returns.”

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Blair received his MBA from Harvard Business School in 1985 and graduated magna cum laude with an undergraduate degree in civil engineering from the University of New Hampshire.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 60 markets. The Company has an unmatched capacity to meet the needs of multiple buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see media.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

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